Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact

Patricia Figueroa	Shona Sabnis
(212) 836-2758	(212) 836-2626
Patricia.Figueroa@arconic.com	Shona.Sabnis@arconic.com

Arconic and Elliott Reach Resolution to End Proxy Contest

NEW YORK, May 22, 2017 – Arconic (NYSE: ARNC) (the “Company”) today announced that it has entered into an agreement with affiliates of Elliott Management Corporation (collectively, “Elliott”), which have combined beneficial and economic ownership of approximately 13.2% of the Company’s outstanding common stock, to resolve the pending proxy contest in connection with the Company’s May 25, 2017 annual meeting of shareholders.

Under the terms of the agreement, Elliott will nominate Christopher L. Ayers, Elmer L. Doty and Patrice E. Merrin for election as directors at the upcoming annual meeting, and the Company will nominate David P. Hess and Ulrich R. Schmidt for election as directors. Elliott and the Company have agreed to withdraw their respective nominations of any other director candidates for election at the annual meeting.

The Company’s Board of Directors issued the following statement about the agreement:

“We are pleased to have reached a constructive agreement with Elliott, our largest shareholder, and look forward to working collaboratively with Elliott to enable Arconic to realize the full potential of its great businesses. We are proud of what Arconic has accomplished to date. In the weeks and months ahead, we will recruit a new world-class CEO and select a new permanent Board Chair. We expect the new CEO to work with the Board to review Arconic’s strategy and its operations with the goal of optimizing the Company’s strategic plan and associated performance targets.”

One of Elliott’s director nominees will be added to the CEO search committee and Elliott will have the opportunity to engage collaboratively with the CEO search committee and meet with candidates as the Board manages the search and selection process. The mandate of the CEO search committee is to identify a world-class leader for Arconic. It will consider a number of candidates, including Larry Lawson.

Dave Miller, Senior Portfolio Manager of Elliott, said, “Elliott greatly appreciates the support received from other Arconic shareholders throughout this contest, and we would like to express our profound gratitude to those shareholders. We commend and thank the Arconic Board for demonstrating its responsiveness to the Company’s shareholders through this agreement. We believe the governance improvements and substantial infusion of new perspectives and talent into the Board announced today – with highly qualified directors being drawn from both the Elliott and Company cards – will successfully position Arconic to realize its immense potential. We look forward to working collaboratively with the CEO search committee and the Board to ensure that Arconic has the right leadership at this critical juncture of its evolution.”

The agreement between the Company and Elliott will be filed with the U.S. Securities and Exchange Commission.

In addition, the Company today announced that L. Rafael Reif, an Arconic director since 2015, has announced his resignation as a Board member and that the Board has appointed James “Jim” F. Albaugh, who was a candidate previously nominated by Arconic for election at the annual meeting, to fill the resulting vacancy on the Board, with such resignation and appointment to be effective immediately following the 2017 annual meeting.

The Board remarked, “Rafael has been a valued colleague and member of this Board, helping to lead our oversight of the transformational separation that created today’s Arconic. On behalf of the shareholders and the entire Board, we sincerely thank him for all his efforts and energy.”

The Company also announced that it will be working to reincorporate in Delaware by the end of this year, and the certificate of incorporation and bylaws of the resulting Delaware corporation will provide for an annually elected Board and contain no provisions requiring a supermajority shareholder vote.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensures customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Forward–Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “guidance,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to the growth of end markets and potential share gains; statements and guidance regarding future financial results or operating performance; and statements about Arconic’s strategies, outlook, business and financial prospects. Forward-looking statements are not guarantees of future performance, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties, including, but not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements, and other initiatives; (d) changes in discount rates or investment returns on pension assets; (e) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (f) the impact of cyber attacks and potential information technology or data security breaches; (g) political, economic, and regulatory risks in the countries in which Arconic operates or sells products; (h) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; and (i) the other risk factors discussed in Arconic’s Form 10-K for the year ended December 31, 2016, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.